Copy of the Registrant's press release concerning the Registrant's first-quarter results.

ON TECHNOLOGY LONG-TERM GROWTH ON TRACK

 -LARGER RESELLERS AND SERVICE PROVIDERS ATTRACTING NEW BUSINESS OPPORTUNITIES-

WALTHAM, MA, APRIL 10, 2000 -- ON TECHNOLOGY CORPORATION (NASDAQ: ONTC), today announced that its first-quarter results would not be in line with those reported in previous periods. The Company is expecting to report net revenues between $4.0M to $4.3 million and earnings per share between ($0.20) and ($0.22) for the first-quarter of 2000. The revenue shortfall is primarily due to an increased emphasis in attracting larger enterprise customers, computer OEMs, service providers and value added resellers, which has pushed the closing of several transactions past the end of the quarter. The Company also reported a slow start to the first-quarter with IT executives decompressing from the Y2K frenzy, as a secondary factor. The E.P.S. shortfall is a direct result of lower than expected net revenue.

"The U.S. sales force continues to strengthen our pipeline with multiple transactions from large enterprises and recently added significant new opportunities from service providers and reseller channels," said Bob Doretti, CEO of ON Technology. "Many of these opportunities are presently in a pilot or proof of concept stage. However, on-going negotiations are proceeding expeditiously allowing us to remain optimistic that these delays will translate into higher sales over the longer term."

During the quarter, the Company began negotiations with large service providers and reselling organizations, who had approached the Company with interest in reselling the ON Command CCM product line to their customer base. The Company expects that these relationships will help to dramatically expand the presence of ON Command CCM within the marketplace over the remainder of this year. The Company is also in talks with some of the largest computer service providers and a leading computer manufacturer to increase the rate in which the product is adopted within larger organizations.

"Our efforts to focus the business on larger prospects has kept the sales cycle from contracting in the manner we experienced last year," said Mr. Doretti. "There was more interest in the product line than we have resources to accommodate during the first quarter. Our short-term strategic focus is to continue to increase our efforts in acquiring the additional resources required to take advantage of the larger market opportunities.

Additionally, the Company has scheduled its first quarter 2000 earnings release for Tuesday, April 18, 2000 after the close of trading. Management will conduct a conference call beginning promptly at 4:30 p.m. Eastern Time. Participants should dial 888-243-1119 a few minutes before the conference call.

The statements in this news release that relate to future plans, events or performance are forward-looking statements, and are made under the Safe Harbor provision of the Private Securities Litigation Reform Act. These forward-looking-statements involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.